Exhibit 10.2
                      Employment Agreement with Toby Jensen

                                 EMPLOYMENT AND
                            CONFIDENTIALITY AGREEMENT


         THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT (this "Agreement") is made September 30, 1996, between LAMCOR, INCORPORATED, a Minnesota corporation (the "Company"), and TOBY JENSEN, a resident of the State of Minnesota ("Executive").

                                   BACKGROUND

         Executive is currently employed by the Company as its President. On the date of this Agreement and pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement" dated September 30, 1996 by and among the Company, Packaging Acquisition Corporation, a Georgia corporation ("Buyer") and LI Acquisition Corporation, a wholly owned subsidiary of Buyer ("Sub"), Buyer has agreed to acquire the Company through the merger of Sub with and into the Company. Upon the effectiveness of the Merger contemplated in the Merger Agreement (the "Effective Time"), the Company desires to continue the employment of Executive in the capacities and on the terms and conditions set forth below. Executive desires to accept employment on the terms and conditions set forth below.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the employment and continued employment of Executive by the Company, the premises, and the mutual agreements hereinafter set forth, the parties agree as follows:

         1. Definitions. The following terms used herein shall have the definitions set forth below:

         (a) "Affiliate" means any person or entity directly or indirectly controlling, controlled by, or under common control with another person.

         (b) "Area" means the territorial United States and Canada.

         (c) "Business" or "Business of the Company" means the business of flexible packaging, pouch-making, slitting and lamination.

         (d) "Cause" means (i) conduct amounting to fraud or dishonesty against the Company; (ii) Executive's willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors of the Company, or knowing violation of law in the course of performance of the duties of Executive's employment with the Company, (iii) repeated absences from work without a reasonable excuse, (iv) repeated intoxication with alcohol or drugs, (v) a conviction or plea of guilty or NOLO CONTENDERE to a felony or a crime involving dishonesty against the Company; or (vi) a breach or violation by the Executive of the terms of this Agreement or any other agreement to which Executive and the Company are a party.

         (e) "Competing Enterprise" means any person or any business organization of whatever form, engaged directly or indirectly within the Area in the Business of the Company.

         (f) "Disability" means (i) the inability of Executive to perform the duties of Executive's employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration, or (ii) Executive shall be entitled to (x) disability retirement benefits under the federal Social Security Act or (y) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made reasonably by the Board of Directors of the Company and shall be supported by advice of a physician competent in the area to which such Disability relates.

         (g) "Effective Date of Termination" means the later of the last day on which Executive performs any duties of his employment as a full-time employee of the Company hereunder or the effective date of the termination of Executive's employment hereunder specified in any notice of termination of such employment given by the Company as permitted herein.

         (h) "Excluded Information" means any data or information that is a Trade Secret hereunder (i) that has been voluntarily disclosed to the public by the Company or any Affiliate thereof or has become generally known to the public (except where such public disclosure has been made by or through Executive or by a third person or entity with the knowledge of Executive without authorization by the Company); (ii) that has been independently developed and disclosed by parties other than Executive or the Company or any Affiliate thereof to Executive or to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Company or any Affiliate thereof; or (iii) that otherwise enters the public domain through lawful means.

         (i) "Subsidiary" means any subsidiary of Buyer.

         (j) "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets may include either technical or non-technical data, including without limitation,
(i) any useful process, machine, chemical formula, composition of matter, or other device which (A) is new or which Executive has a reasonable basis to believe may be new, (B) is being used or studied by the Company or any Affiliate thereof and is not described in a printed patent or in any literature already published and distributed externally by the Company or any Affiliate thereof, and (C) is not readily ascertainable from inspection of a product of the Company or any Affiliate thereof; (ii) any engineering, technical, or product specifications including those of features used in any current product of the Company or any Affiliate thereof or to be used, or the use of which is contemplated, in a future product of the Company or any Affiliate thereof; (iii) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business of the Company or any Affiliate thereof; or (iv) information concerning the customers, suppliers, products, pricing strategies of the Company or any Affiliate thereof, personnel assignments and policies of the Company, or matters concerning the financial affairs and management of the Company or any Affiliate thereof; provided however, that Trade Secrets shall not include any Excluded Information.

         2. Terms of Engagement Duties

         (a) The Company hereby employs Executive as President of the Company. In such capacity Executive shall report to the Board of Directors of the Company, and shall perform such duties and responsibilities relating to the Business of the Company as may be assigned or delegated to him from time to time by the Board of Directors of the Company. Executive shall also be elected to serve as a Senior Vice President of Buyer and shall perform such duties as may be requested from time to time by the Board of Directors of Buyer. The Executive shall not be relocated from the Minneapolis, Minnesota area without the prior consent of Executive.

         (b) Executive accepts such employment and agrees to:

                  (i) devote substantially all of Executive's effort, time, energy, and skill (reasonable vacations and reasonable absences due to illness excepted) during regular business hours to the duties of his employment hereunder;

                  (ii) faithfully, loyally, and industriously perform such duties, subject to the supervision of the Board of Directors of the Company; and

                  (iii) diligently follow and implement all lawful management policies and decisions of the Company that are communicated to Executive.

         (c) During the Term of this Agreement, Executive shall not engage (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from (i) investing his personal assets in businesses which do not compete with the Business of the Company or any Affiliate thereof in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the entities in which such investments are made and in which his participation is solely that of an investor, or (ii) purchasing securities in any corporation whose securities are regularly traded on a national securities exchange, provided that such purchase does not result in Executive collectively owning beneficially at any time five (5%) percent or more of the voting securities of any Competing Enterprise or any Affiliate thereof

         3. Compensation.

         (a) In consideration of the services rendered by Executive pursuant to this Agreement, the Company shall pay to Executive a base salary of One Hundred Twenty Thousand Dollars ($120,000) per annum (the "Base Salary"), which Base Salary will be reviewed periodically and may be increased by the Company from time to time. The Base Salary shall be paid in accordance with the Company's standard payroll practices in effect from time to time. Executive shall also be paid in cash on the date hereof a signing bonus in the amount of Seventy Five Thousand Dollars ($75,000). All amounts payable to Executive hereunder shall be subject to such deductions and withholdings as are required by law or by policies of the Company.

         (b) On September 30, 1997, Executive shall become eligible to receive a cash bonus of up to $75,000 payable by November 15, 1997, based upon performance criteria to be established by the Board of Directors of the Company. After September 30, 1997, Executive shall be eligible to participate in an executive incentive plan to be established by the Company's Board of Directors.

         (c) Executive shall also have the right to participate in any medical, hospitalization, dental, disability income, life or other similar insurance plans maintained by the Company from time to time to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate, and such other fringe benefits as are provided to the other senior management employees of the Company, provided that the Company shall not be required to adopt or continue any insurance plans or fringe benefit plans.

         (d) The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of the Company subject to compliance with the expense reimbursement policies established by the Company and in sufficient detail to comply with Internal Revenue Service Regulations. Executive shall also be entitled to receive a monthly car allowance of Four Hundred Dollars ($400.00) for the term of this Agreement.

         (e) Except for stock incentive awards which may be granted from time to time to Executive, the remuneration and benefits set forth in this Section 3 shall be the only compensation payable to Executive with respect to his employment hereunder, and Executive shall not be entitled to receive any compensation in addition to that set forth in this Section 3 or under such stock incentive awards for any services rendered by him in any capacity to the Company or any Affiliate thereof unless agreed to in writing by the Company or such Affiliate thereof

         4. Term and Termination of this Agreement. The term of employment of Executive (the "Term") pursuant to this Agreement shall commence on the date hereof and shall continue for a term of three (3) years from the date hereof (the "Term").

         (a) Executive's employment hereunder shall be terminated during the Term upon the death or Disability of Executive.

         (b) Executive's employment hereunder may be terminated during the Term by the Company (i) with Cause at any time without notice to Executive, and (ii) without Cause upon thirty (30) days written notice to Executive, provided that Executive shall immediately cease the performance of his duties hereunder if the Company shall so request following the date of such notice. In the event Executive's employment is terminated without Cause, Executive shall receive, commencing on the Effective Date of Termination without Cause, an aggregate amount equal to his Base Salary as severance pay through the Term, payable in accordance with the Company's standard payroll practices.

         (c) Upon termination of Executive's employment hereunder pursuant to subsection 4(a) or for Cause pursuant to subsection 4(b), or upon voluntary termination by Executive of Executive's employment hereunder, the Company shall have no further obligation to Executive or his personal representative with respect to remuneration due under this Agreement, except for Base Salary earned but unpaid at the Effective Date of Termination and, in the case of termination of employment under subsection 4(a), a pro rata portion based on the number of days of the fiscal year of the Company in which such termination occurred during which this Agreement was in effect) of the bonus payable under Section 3(b) with respect to such fiscal year.

         (d) If Executive's employment hereunder is terminated during the Term by the Company without Cause pursuant to subsection 4(b), the Company shall have no obligation to Employee with respect to renumeration due under this Agreement or such termination other than (i) Base Salary earned but unpaid at the Effective Date of Termination, and (ii) a pro rata portion (based on the number of days of the fiscal year of the Company in which the Effective Date of Termination occurred during which this Agreement was in effect) of the bonus payable under Section 3(b) with respect to such fiscal year, and (iii) the severance pay described in subsection 4(b). Payment pursuant to clause (ii) of the preceding sentence shall be made when such bonuses are paid to other executive officers receiving bonus payments with respect to such fiscal year.

         (e) Notwithstanding anything to the contrary expressed or implied herein, the covenants and agreements of Executive in Sections 5 and 6 of this Agreement shall survive the termination of Executive's employment hereunder.

         5. Ownership Non-Disclosure, and Non-Use of Trade Secrets.

         (a) Executive acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company and any Affiliate thereof and that any Trade Secrets produced by Executive during the period of Executive's employment by the Company shall be considered "work for hire" as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in the Company. Executive agrees (i) immediately to disclose to the Company all Trade Secrets developed in whole or part by Executive during the Term of Executive's employment by the Company, and (ii) at the request and expense of the Company, to do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the rights of the Company in such Trade Secrets including, without limitation, providing to the Company Executive's full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights. Upon request by the Company, and in any event upon termination of Executive's employment by the Company for any reason, Executive shall promptly deliver to the Company all property belonging to the Company or any of its Affiliates, including, without limitation, all Trade Secrets (and all embodiments thereof) then in Executive's custody, control, or possession.

         (b) Executive agrees that all Trade Secrets of the Company or any Affiliate thereof received or developed by Executive as a result of Executive's employment with the Company will be held in trust and strictest confidence, that Executive will protect such Trade Secrets from disclosure, and that Executive will make no use of such Trade Secrets, except in connection with Executive's employment hereunder, without the Company's prior written consent. The obligations of confidentiality contained in this Agreement will apply during Executive's employment by the Company and (i) with respect to all Trade Secrets consisting of scientific or technical data, at any and all times after expiration or termination (for whatever reason) of such employment; and (ii) with respect to all other Trade Secrets, for a period of five (5) years after such expiration or termination, unless a longer period of protection is provided by law.

         6. Non-Compete: Non-Solicitation Covenants.

         (a) In consideration of the amounts to be paid to Executive hereunder, Executive covenants that Executive shall, during the Term of this Agreement, and for two (2) years following the termination or expiration of the Term of this Agreement or Executive's employment hereunder, observe the following separate and independent covenants:

                  (i) Neither Executive nor any Affiliate will, without the prior written consent of the Company, within the Area, either directly or indirectly, (A) become financially interested in a Competing Enterprise (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the National Association of Securities Dealers, Inc. National Market System), or,
         (B) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or managerial employee.

                  (ii) Neither Executive nor any Affiliate will, without the prior written consent of the Company, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise within the Area, any person or entity that was a customer of the Company during the Term of this Agreement.

                  (iii) Neither Executive nor any Affiliate will, without the Company's prior written consent, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by the Company or one of its Affiliates, whether or not such employee is a full-time or a temporary employee of the Company or such Affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

         7. Remedies. Executive acknowledges and agrees that the Company is engaged in the Business of the Company in and throughout the Area, that by virtue of the training, duties, and responsibilities attendant with Executive's employment by the Company and the special knowledge of the Business and operations of the Company that Executive will have as a consequence of Executive's employment by the Company, great loss and irreparable damage would be suffered by the Company if Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth herein, and that by virtue of Executive' 5 senior management position with the Company Executive has been and will be throughout the Term of this Agreement directly and indirectly involved in servicing the accounts of the Company's customer. Executive further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve the interest of the Company. Therefore, in addition to all the remedies provided at law or in equity, Executive agrees and consents that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or threatened breach of any of the covenants or agreements of Executive contained herein. The existence of any claim, demand, action or cause of action of Executive against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

         8. General Provisions.

         (a) In the event that any one or more of the provisions, or parts of any provisions, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

         (b) This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company to any Subsidiary or to any successor to the Company, and shall inure to the benefit of; shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement. This Agreement and the rights and obligations of Executive hereunder may not be assigned by Executive.

         (c) The waiver by the Company of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

         (d) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia.

         (e) This Agreement embodies the entire agreement of the parties relating to the employment of Executive by the Company. No amendment or modification of this Agreement shall be valid or binding upon the Company or Executive unless made in writing and signed by the parties. All prior understandings and agreements relating to the employment of Executive by the Company are hereby expressly terminated. In the event the Effective Time does not occur, this Agreement shall be null and void and of no force and effect.

         (f) Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery (the date on which such notice, request, demand, or other communication is received shall be the date of delivery) to the parties at the following addresses (or at such other addresses as shall be given in writing by any party to the other party hereto):

                  If to Executive:

                           Toby Jensen
                           10646 First Timberlane Drive
                           Northfield, Minnesota 55057
                           Telephone:  (507) 663-1663

                  If to Company:

                           Lamcor, Incorporated
                           P.O. Box 70
                           Highway 169 North
                           Le Sueur, Minnesota 56058
                           Telephone: (507) 665-6658
                           Telecopy:  (507) 665-2870

                           with copies (which shall not constitute notice) to:

                           Packaging Acquisition Corporation
                           1633 Mt. Vernon Road
                           Dunwoody, Georgia 30338
                           Attn:  William C. Beddingfield
                           Telephone: (770) 604-9000
                           Telecopy:  (770) 604-9077

                           Alston & Bird
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                           Attention:  Teri L. McMahon
                           Telephone: (404) 881-7266
                           Telecopy:  (404) 881-7777

         (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary for the same counterpart of this agreement to be signed by all of the undersigned in order for the agreements set forth herein to be binding upon all of the undersigned in accordance with the terms hereof.

         IN WITNESS WHEREOF, the Company and Executive have each executed and delivered this Agreement as of the date first above written.


                                      COMPANY:

                                      LAMCOR, INCORPORATED


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________


                                      EXECUTIVE:


                                      ____________________________________(SEAL)
                                      Toby Jensen